Inspectors of Election Report
Annual Shareholders' Meeting
April 18, 1995

            ANNUAL MEETING OF THE SHAREHOLDERS OF

                  CCB FINANCIAL CORPORATION

                       APRIL 18, 1995


              Report of Inspectors of Election
                on Quorum and Voting Results


The undersigned have been duly appointed Inspectors of Election at the Annual Meeting of the Shareholders of CCB
Financial Corporation, held this 18th day of April, 1995, do hereby report as follows:

Report on Quorum

Pursuant to such appointment, we executed our Oaths of Office and duly delivered the same to the Secretary of the Corporation.

We  inspected  the  list of shareholders  of  CCB  Financial
Corporation and certify that the number of shares issued, outstanding and entitled to vote at such meeting was 9,108,895.

We also certify that there were at least 8,184,436 shares of CCB Financial Corporation stock represented as follows:

      Description         Number of Shares    Percentage

Outstanding and
entitled to vote            9,108,895            100%

Voting in Person and
by Proxy                    8,184,436          89.85%

Report on Election

We  received and tallied votes cast in person and  by  proxy
"For," "Against" and "Abstained" regarding the Board of Directors Proposal No. 1 and we certified the results as follows:

Shares Voting on Proposal No. 1

Director         "For"      Percentage  "Withheld"   Percentage
Beall       8,074,345.8287    88.6%    71,658.0944    0.8%
Brame       8,065,945.8287    88.6%    80,058.0944    0.9%
Burnett     8,074,319.5571    88.6%    71,684.3660    0.8%
Burns       8,073,270.2460    88.6%    72,733.6771    0.8%
Holmes      8,072,085.7053    88.6%    73,918.2178    0.8%
Kenan       8,074,423.0961    88.6%    71,580.8270    0.8%
McDonald    8,063,862.2518    88.5%    82,141.6713    0.9%
McKay       8,073,846.2460    88.6%    72,157.6771    0.8%
Munson      8,063,983.8282    88.5%    84,264.0949    0.9%
Roessler    8,074,140.4387    88.6%    71,863.4844    0.8%
Tate        8,073,352.8896    88.6%    72,651.0335    0.8%
Wynn        8,072,296.4237    88.6%    73,707.4994    0.8%
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Shares Voting on Proposal No. 2

      Description         Number of Shares    Percentage

Outstanding and entitled
      to vote               9,108,895            100%
       Option
       "For"                6,955,269          76.36%
       "Against"            2,153,626          23.64%

Total Shares
Accounted For               9,108,895         100.00%

Shares Voting on Proposal No. 3

      Description         Number of Shares    Percentage

Outstanding and entitled    9,108,895            100%
      to vote
       Option
       "For"                7,480,467          82.12%
       "Against"              545,875           5.99%
       "Abstain"               80,803           0.89%
       Non-Voted Shares     1,001,750          11.00%

      Total Shares
     Accounted For          9,108,895         100.00%

Shares Voting on Proposal No. 4

      Description         Number of Shares    Percentage

Outstanding and entitled    9,108,895            100%
        to vote
         Option
         "For"              8,065,677          88.55%
         "Against"              8,866           0.10%
         "Abstain"             71,596           0.78%
    Non Voted Shares          962,756          10.57%

      Total Shares
     Accounted For          9,108,895         100.00%


Witness our signatures this 18th day of April, 1995.


/s/   James E. Shaw
James E. Shaw


/s/   S. Benton Stone
S. Benton Stone
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